UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2015

BRUKER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30833	04-3110160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Manning Road
Billerica, MA 01821
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (978) 663-3660

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           On October 13, 2015, Bruker Corporation (the “Company”) announced the appointment of Dr. René Lenggenhager as President of the Bruker BioSpin Group, effective November 1, 2015.

Since 2004, Dr. Lenggenhager, age 55, has served as General Manager for Laboratory Weighing at Mettler-Toledo International Inc. (“MTD”). From 2000 until 2003, he was the Head of R&D of Laboratory & Weighing Technologies at MTD. Prior to joining MTD, he worked at the Siemens Building Technologies SBT Cerberus Division, at Cerberus AG and at Landis & Gyr AG. Dr. Lenggenhager holds a Ph.D. in Physics from the Swiss Federal Institute of Technology, a Bachelor of Science in Electronics from the University of Applied Sciences NTB in Buchs, Switzerland and an Executive MBA from the University of St. Gallen in Switzerland.

Dr. Lenggenhager’s total target cash compensation will be 500,000 Swiss Francs, or approximately $520,047 per annum, including (i) an annual base salary of 370,000 Swiss Francs, or approximately $384,835, and (ii) a target cash incentive bonus of 130,000 Swiss Francs, or approximately $135,212.  Dr. Lenggenhager will be entitled to receive a pro-rated cash incentive bonus for the remainder of 2015 in the amount of 21,667 Swiss Francs, or approximately $22,536.  Dr. Lenggenhager will be entitled to receive an annual equity award with a value of 250,000 Swiss Francs, or approximately $260,024, pursuant to the Company’s 2010 Incentive Compensation Plan, with the first such equity award to be made within one month of the commencement of his employment in the form of 50% stock options and 50% restricted stock restricted stock units based on value as of the date of grant, subject to time-based vesting and such other customary terms and conditions as may be determined by the Compensation Committee of the Company’s Board of Directors. Dr. Lenggenhager will be eligible to participate in the pension plan offered to the Company’s Swiss employees, as well as all other customary employee benefit plans or programs generally available to the Company’s employees and/or executive officers.  Additionally, he will be provided an automobile for use during his term of employment.

Dr. Lenggenhager’s employment with the Company is at will and may be terminated by either party for any or no reason or cause upon six months written notice. Dr. Lenggenhager may not agree to work for, or provide services to, any competitor of the Bruker BioSpin Group for a period of one year following resignation or the termination of his employment by the Company.  Additionally, during the term of his employment and for a period of two years thereafter, Dr. Lenggenhager will be subject to customary non-solicitation obligations with respect to the Bruker BioSpin Group’s customers and employees.

There are no other arrangements or understandings between Dr. Lenggenhager and any other persons pursuant to which he was selected as President of the Bruker BioSpin Group. Additionally, there are no transactions involving the Company and Dr. Lenggenhager that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

A copy of the Company’s press release announcing Dr. Lenggenhager’s appointment is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)   Exhibits

Number

99.1	Press release dated October 13, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER CORPORATION
(Registrant)

Date: October 13, 2015	By:	/s/ANTHONY L. MATTACCHIONE
Anthony L. Mattacchione
Senior Vice President and
Interim Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Name	Location

99.1	Press Release dated October 13, 2015.	Furnished herewith*

*            Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.